EXHIBIT 10.6

RETENTION BONUS AGREEMENT

_________________, 2006

To:	Michael McHugh
From:	ChoiceOne Financial Services, Inc.

          This confirms our agreement regarding your retention bonus agreement with ChoiceOne Financial Services, Inc. ("ChoiceOne"). This Agreement is offered in connection with the merger of Valley Ridge Financial Corp. ("Valley Ridge") with ChoiceOne.

          1.          At the closing of the acquisition, you will receive a payment equal to $60,000 (less required taxes and withholdings). It is a condition of the payment that: (a) you are employed by Valley Ridge or its affiliates on the closing date of the transaction; and (b) you use your best efforts to assist in closing of the transaction, including, but not limited to, assisting in the preparation of transaction related documents, including the registration statement and proxy statement; facilitating the registration of the ChoiceOne securities to be offered to Valley Ridge's shareholders; and encouraging the retention of employees of Valley Ridge or any of its affiliates.

          2.          Immediately upon closing of the acquisition, you will be provided employment with ChoiceOne as a senior executive, for which you will be compensated at an annual salary of not less than ___________________ (your current salary paid by Valley Ridge's affiliated bank plus an amount equal to the annual directors' fees you currently receive from Valley Ridge); provided you will agree to abide by the policies, practices and procedures of ChoiceOne and its affiliates as established from time-to-time.

          3.          Provided that you are still employed by ChoiceOne or one of its affiliates six months after the closing of the transaction, ChoiceOne will either: (a) come to a mutual, written agreement with you regarding your continued employment with ChoiceOne; or (b) pay you an additional lump sum of $60,000 (less required taxes and withholdings). All payments due pursuant to this paragraph will be paid within 75 days after you separate from service with ChoiceOne, except that if, at the time the payment would be made, you are a "specified employee" within the meaning of Internal Revenue Code Regulation Section 1.409A-1(i), no payment may be made before the date that is six months after your separation from service. The payment to which you would otherwise have been entitled during that six months will instead be paid on the first day of the seventh month following the date of your separation from service.

          4.          This Agreement does not change the at-will nature of your employment with ChoiceOne. If your employment is terminated without cause by ChoiceOne prior to the scheduled date of payment of the bonus provided in Section 3 above, you will nonetheless be paid the bonus on the scheduled payment date provided there has been no breach by you of your obligations under Sections 5 or 6 of this Agreement. If your employment is terminated for cause or if you voluntarily terminate your employment prior to such scheduled payment date, you will not be paid the bonus. In the event that ChoiceOne wishes to terminate you for cause, then it will provide you written notice of the event or events giving rise to cause, and give you 10 business days to cure any specified deficiency; provided, however, that ChoiceOne shall not be obligated to provide you with an opportunity to cure if the event or the events giving rise to cause are not of the type that can reasonably be cured.

          For purposes of this Agreement, "cause" means:

•Willful disobedience of a reasonable directive of ChoiceOne, ChoiceOne Bank or any of their affiliates by which you are employed;

•Conviction of a felony or a crime involving moral turpitude;

•Breach of the confidentiality provisions of this Agreement;

•Gross misconduct or gross neglect of duties; or

•Any other act that is materially adverse to the interests of ChoiceOne, ChoiceOne Bank or any of their affiliates.

          5.          You acknowledge and agree that you have occupied a position of trust with Valley Ridge, its affiliated bank and other direct and indirect affiliates and have had access to the confidential information of these entities, including but not limited to marketing and sales plans, financial information, and customer information including contact names and needs (the "Valley Ridge Confidential Information"). You acknowledge and agree that ChoiceOne has acquired the Valley Ridge Confidential Information and that it is valuable to ChoiceOne. You further agree that, in your employment with ChoiceOne, ChoiceOne Bank and/or any of their affiliates, you will have access to the confidential information of ChoiceOne, ChoiceOne Bank, and their affiliates, including but not limited to marketing and sales plans, financial information, and customer information including contact names and needs. The collective confidential information of Valley Ridge, ChoiceOne, ChoiceOne Bank and their affiliates is referred to as the "Confidential Information." You agree not to use or disclose the Confidential Information except in the proper course of your employment with Valley Ridge, ChoiceOne, ChoiceOne Bank or their affiliates or as required by law. Confidential Information shall not include information in the public domain or information acquired by you from a third party having no obligation of confidentiality to Valley Ridge, ChoiceOne, ChoiceOne Bank or their affiliates and who did not obtain the information as a result of a breach of such a confidentiality agreement.

          6.          Upon your termination of employment, you agree to immediately return all property of Valley Ridge, ChoiceOne, ChoiceOne Bank and/or their affiliates in your possession, including, but not limited to, the Confidential Information, keys, files, correspondence, business notes, memoranda, documents, and all other materials relating to the business. You agree not to make, keep, or deliver to anyone else photocopies or other facsimiles of such materials.

          7.          In the event of a breach of this Agreement by you, ChoiceOne, ChoiceOne Bank and their affiliates are released of their obligations under this Agreement. Both you and ChoiceOne, ChoiceOne Bank and their affiliates retain all of their rights under all other agreements between you, ChoiceOne, ChoiceOne Bank and/or their affiliates.

          8.          This Agreement shall be governed by Michigan law. This Agreement contains the entire understanding of the parties concerning the subjects addressed in this Agreement. This Agreement may not be modified except in a writing signed by the parties.

          9.          This Agreement may be assigned by ChoiceOne; provided, however, that ChoiceOne shall remain liable for all payment obligations under this Agreement. Because your agreement is personal in nature, you may not assign the responsibilities nor the payments to be received pursuant to this Agreement.

          10.          Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in a hearing to be held in Kent County, Michigan, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Nothing in this paragraph shall limit the right of ChoiceOne to seek injunctive relief in the event you shall breach the provisions of this Agreement pertaining to confidentiality or the return of Confidential Information or company materials.

Please sign below to confirm our agreement.

Sincerely,

CHOICEONE FINANCIAL SERVICES, INC.

By
James A. Bosserd Its President and Chief Executive Officer

AGREED:

Michael McHugh	Date